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                                October 23, 1996


Eagle Bancshares, Inc.
4305 Lynburn Drive
Tucker, Georgia 30084-4441

         Re:     Registration Statement on Form S-4

Ladies and Gentlemen:

         We have acted as counsel to Eagle Bancshares, Inc., Tucker, Georgia (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-4 with the Securities and Exchange Commission (the "Commission") registering under the Securities Act of 1933, as amended, up to 1,108,889 shares of the Company's Common Stock, par value $1.00 per share (the "Shares"). The Company proposes to issue the Shares in connection with the proposed merger of Southern Crescent Financial Corp ("SCFC") with and into the Company pursuant to the terms of an Agreement and Plan of Merger dated as of August 13, 1996 (the "Merger Agreement"), by and among the Company, SCFC and Southern Crescent Bank, a wholly owned subsidiary of SCFC.

         The opinion hereinafter set forth is given pursuant to Item 21(a) of Form S-4 and Item 60l(b)(5) of Regulation S-K. The only opinion rendered by this firm consists of the matters set forth in numbered paragraph 1 below (our "Opinion"), and no opinion is implied or to be inferred beyond such matters. Additionally, our Opinion is based upon and subject to the qualifications, limitations and exceptions set forth in this letter.

         In rendering our Opinion, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express the Opinion, including, without limitation, the Articles of Incorporation and Bylaws of the Company, the minutes of the proceedings of the Board of Directors of the Company and the Merger Agreement. In making the foregoing examinations, we assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authority of the person or persons who executed each of such documents on behalf of any person or entity other than the Company. Members of this firm are admitted to the Bar of the State of Georgia and are duly qualified to practice law in that state.






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Eagle Bancshares, Inc.
October 23, 1996
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         As to various factual matters that are material to our Opinion, we have relied upon certificates of officers of the Company and certificates of various public officials. We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.

         Based upon and subject to the foregoing, we are of the Opinion that:

         1. The Shares, when issued in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion letter as an exhibit to the aforesaid Registration Statement, and we hereby consent to the reference to our firm under the heading "Legal Matters" set forth in the Proxy Statement/Prospectus forming a part of said Registration Statement.

                                Very truly yours,

                                /s/ LONG, ALDRIDGE & NORMAN, LLP